Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (“the Agreement”) is made and entered into on January 4, 2008 (“Date of Agreement”), by and between IDM EQUIPMENT, LLC, 11616 Galayda Street, Houston, Texas 77086 (the “Seller”), and UNION DRILLING, INC., 4055 International Plaza, Suite 610, Fort Worth, Texas, 76109 (the “Purchaser”).

RECITALS:

The Seller is the manufacturer of and is desirous of building and selling a certain drilling rig (Union Drilling Rig No. 058) and related equipment generally described as a 1600hp AC Fast Moving Quicksilver Drilling System (“the Rig”), together with related equipment and modifications thereto, as more fully described in Quotation No. R071002BO-01 Revision C from Seller to Purchaser dated January 3, 2008 (“the Quotation”) described in Exhibit A, attached hereto and incorporated herein for all purposes;

NOW, THEREFORE, for and in consideration of the premises, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties do hereby agree as follows:

1.	Calculation of Time.

a.	“Business Day(s)” as used herein, shall mean any day other than a Saturday, Sunday, or any day defined as a legal public holiday under 5 U.S.C. § 6103. When applicable, if an event occurs before 5 pm Central Time the day of the event is counted as the first Business Day. When applicable, if an event occurs after 5 pm Central Time the day after the event is counted as the first Business Day.

b.	“Calendar Day(s)” as used herein, shall mean the twenty-four hour period from midnight to midnight. When applicable, if an event occurs before 5 pm Central Time the day of the event is counted as the first Calendar Day. When applicable, if an event occurs after 5 pm Central Time the day after the event is counted as the first Calendar Day.

2.	Sale. Subject to the manufacture, assembly, rig up, testing of the Rig and rig down (“the Work”), and subject to the terms and conditions set forth herein, the Seller hereby agrees to sell, assign and convey to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Rig, and the related Work.

3.	Purchase Price and Payment Schedule. The total purchase price for the Rig shall be Twelve Million, Seven Hundred Fifty-Seven Thousand, Three Hundred Twenty-Five Dollars And 56/100 ($12,757,325.56) (“the Purchase Price”), together with any applicable state or local taxes, if any, to be paid as follows:

a.

A down payment of Four Million, Four Hundred Sixty-Five Thousand, Sixty-Three Dollars And 95/100 ($4,465,063.95) (the “Down Payment”) (thirty-five percent [35%] of the purchase price) together with any and all applicable state or local taxes, if any due. Payment is to be paid by the Purchaser to the Seller within two (2) Business Days of order placement. The signing of this contract serves as invoice and/or notification of payment due. Rig delivery will be moved one (1) day later for every day, after the second day, which payment is not received in Seller’s account.

b.	Upon completion by Seller of the Mast and Substructure Fabrication, receipt of the Mud Pumps and Engine Generator Skids respectively, as described in Exhibit A, or equipment of equal value, an installment payment which is equal to Five Million, One Hundred Two Thousand, Nine Hundred Thirty Dollars And 23/100 ($5,102,930.23) (“the Installment Payment”) (forty percent [40%] of the purchase price) together with any and all applicable state or local taxes, if any due shall be paid by Purchaser to Seller. The Installment Payment shall be subject to inspection of the aforementioned relevant items by Purchaser and acknowledgment that the aforementioned relevant items have been completed. Such inspection and acknowledgment shall not be unreasonably withheld by Purchaser. Purchaser shall conduct said inspection within seventy-two (72) hours of Seller’s request for Purchaser’s inspection and Purchaser shall, within seventy-two (72) hours after the inspection, provide acknowledgment or notify Seller in writing of any deficiencies which Purchaser claims entitles Purchaser to withhold acknowledgment that the aforementioned relevant items have been completed;

c.	The balance of the Purchase Price, Three Million, One Hundred Eighty-Nine Thousand, Three Hundred Thirty-One Dollars And 39/100 ($3,189,331.39) (twenty-five percent [25%] of the purchase price) together with any and all applicable state or local taxes, if any due shall be paid by Purchaser to Seller upon Acceptance of the Rig, as hereinafter defined. Such approval and payment shall not be unreasonably withheld by the Purchaser.

d.	Unless otherwise noted, all payments due under this Agreement are payable within two (2) Business Days of receipt of Seller’s invoice for the same. All payments to Seller hereunder shall be made by wire transfer to Seller’s designated bank account.

e.	Within ten (10) Business Days of the date of the execution of this Agreement, Purchaser shall provide Seller with a Texas Sales and Use Tax Exemption Certification related to the Rig and Work, if applicable. If Purchaser fails to provide the same, all applicable state and local taxes will be added to the payments due from Purchaser. If appropriate, Seller will refund to Buyer any amount paid for tax prior to Seller’s receipt of the above-mentioned certification.

4.	Performance of the Work. Seller shall perform the Work in a good and workmanlike manner and in accordance with the specifications set forth in the Quotation.

5.	Inspection and Acceptance of the Rig and Work.

a.

Seller shall notify Purchaser promptly upon completion of the Work, and Purchaser shall inspect the Rig and Work within three (3) Business Days after receipt of such notice. If the Rig and Work are approved by Purchaser, Purchaser shall promptly issue and deliver to Seller the Rig Acceptance Certificate, attached hereto as Exhibit

“B” and incorporated herein for all purposes. If Purchaser rejects the Rig and the Work, Purchaser shall specifically identify its reason(s) for such rejection in writing to Seller within such forty-eight (48) hours. If Purchaser fails to notify Seller of its rejection as set forth in the immediately preceding sentence, Purchaser shall be deemed to have accepted the Rig and the Work. Upon acceptance (“Acceptance”) of the Rig and Work either deemed or acknowledged, Purchaser shall promptly issue and deliver to Seller the “Rig Acceptance Certificate,” attached hereto as Exhibit B.

b.	Purchaser shall have the right to inspect the Rig and Work at any reasonable time throughout the term of the Agreement upon written notice to Seller at least twenty-four (24) hours prior to the time of inspection.

6.	Delivery.

a.	Subject to the provisions of this Agreement, Seller shall deliver the Rig and Work to Purchaser at 11616 Galayda Street, Houston, Texas, on terms Ex-works on or before May 31, 2008 (the “Delivery Date”). The Rig and Work shall be deemed to be delivered once it has been manufactured, rigged up, tested, rigged down, and is accepted by the Purchaser pursuant to Section 5 herein (“Delivery”). Acceptance of the Rig and Work for purposes of delivery shall not be unreasonably withheld by the Purchaser. In addition, Seller will furnish to Purchaser, within two weeks after Delivery, copies of all instruction, maintenance and repair manuals related to the systems and equipment provided under this Agreement, provided however, that reasonable delay in delivery of such manuals shall not affect determination of the time of Delivery. Contemporaneously with the delivery, rig up, testing of the Rig, and rig down, Seller shall provide Purchaser with a Bill of Sale for the Rig in the form attached hereto as Exhibit C. Delivery will not be completed nor will Seller provide the Bill of Sale prior to Seller’s receiving the balance of the purchase price as described above in Section 3 and any outstanding amount due in connection with any change orders. The Delivery Date may only be extended for reasons and events of Force Majeure, Permissible Delays, or Change Order Delays, as hereinafter defined. Any delay or expected delay shall be communicated and confirmed by letter to Purchaser. Acceptance of any delays defined as Permissible Delays, Force Majeure, or Change Order Delays shall not be unreasonably withheld by Purchaser.

b.	Within thirty (30) Calendar Days of the date of the execution of this Agreement, Seller and Purchaser shall agree to a written schedule outlining timing and dates for drawing approvals and Purchaser’s delivery of Purchaser-supplied equipment. All Purchaser-supplied equipment must be operable, and it shall be Purchaser’s responsibility to ensure that all Purchaser-supplied equipment is operable and fit for use with and/or incorporation into the Rig and Work prior to delivering it to Seller.

c.	Seller and Purchaser agree that: (i) Seller shall give Purchaser a credit of $3,000 per day against the Purchase Price for each day that Seller’s delivery of the Rig extends beyond the Delivery Date; and (ii) Purchaser shall pay to Seller a bonus of $3,000 per day, in addition to the Purchase Price, for each day in advance of the Delivery Date that the Seller is able to make the Rig available to Purchaser.

7.	Representations of the Seller. The Seller represents to the Purchaser the following:

a.	That it is a limited liability company organized and existing under the laws of the State of Delaware and is duly authorized to do business in the State of Texas;

b.	That it has full power, authority and ability to perform all of the obligations of the Seller hereunder; and

c.	That the execution of this Agreement and all obligations hereunder have been duly authorized by all necessary legal action and shall constitute valid and binding obligations as to the Seller, enforceable in accordance with their terms, and further that the representative of the Seller executing this Agreement has full authority to bind the Seller, and that the joinder of no person or entity, other than those set out herein, will be necessary to create a binding obligation upon the Seller pursuant to this Agreement.

d.	That it holds or has rights to use all the intellectual property included in the Rig.

8.	Representations of the Purchaser. The Purchaser represents to the Seller the following:

a.	That it is a corporation organized and existing under the laws of the State of Delaware;

b.	That it has full power, authority and ability to perform all of the obligations of the Purchaser hereunder; and

c.	That the execution of this Agreement and all obligations hereunder have been duly authorized by all necessary legal action and shall constitute valid and binding obligations as to the Purchaser, enforceable in accordance with their terms, and further that the representative of the Purchaser executing this Agreement has full authority to bind the Purchaser, and that the joinder of no person or entity, other than those set out herein, will be necessary to create a binding obligation upon the Purchaser pursuant to this Agreement.

9.	Change Orders.

a.	Purchaser may at any time require a change in the equipment, design, or the method, sequencing, conduct or timing of the Work within the general scope of this Agreement (a “Change”).

b.	If Purchaser requests a Change, then Seller shall promptly prepare and submit to Purchaser an estimate of the increase or decrease, if any, in the cost and time required to complete, or other aspect of, the Work, together with an explanation of the basis for such estimate utilizing the rates set forth in Seller’s prevailing Hourly and Daily Labor, Equipment and Facility Rates as set out in Exhibit D.

c.	Once the parties agree on the terms and effect of a Change, they shall execute a written change order (a “Change Order”) on Seller’s Customer Change Order Form set forth in Exhibit E. Change Orders shall contain full particulars of the Change, and any adjustments in the Purchase Price, Delivery Date or other aspects of the Work, and it shall represent the full and final agreement of the parties as to the Change. Seller may, but shall not be obligated to proceed with a Change prior to execution of the Change Order by Purchaser.

d.	The anticipated delivery date shall be reasonably extended for all purposes, for each Change Order that creates additional time for performance of the Work (“Change Order Delay”).

e.

Change orders made during the first ninety (90) days of signing this Agreement will be charged at the standard stated rates in Exhibit D. Change orders made from the ninety-first (91st) day to the one hundred fifty-first (151st) day will be charged at one-and-one-half (1.5) times the standard stated rates. Change orders made from the one hundred fifty-second (152nd) day until Delivery will be charged at two (2) times the standard rates.

f.	If Purchaser approves the Seller’s Change Order Notice, Seller shall issue an invoice to Purchaser after the completion of the Change Order. Purchaser shall pay Seller’s invoice within fifteen (15) Business Days of Purchaser’s receipt of Seller’s invoice.

10.	Default by the Purchaser: Seller’s Remedies. Purchaser shall be deemed to be in default upon the occurrence of any one or more of the following events; provided, that the Seller has given Purchaser, written notice of such default and Purchaser has failed to cure: (i) within three (3) Business Days of such notice, any default with respect to payment due hereunder; and (ii) within fifteen (15) Business Days of such notice, any default of the type described in Sections 10(b), (c), and (d) below:

a.	The Purchaser fails to make any payment as and when required pursuant to this Agreement or any other agreement pertaining to this transaction;

b.	The Purchaser fails to meet or comply with or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, or any other agreement pertaining to this transaction;

c.	Any warranty, representation or statement made or furnished to the Seller by or on behalf of the Purchaser proves to be false in any material respect when made or furnished; or

d.	The dissolution or termination of the Purchaser’s legal existence, insolvency, business failure, appointment of a receiver, assignment for the benefit of creditors, or the commencement of any proceedings under any bankruptcy or insolvency law of, by, or against the Purchaser.

In the event the Purchaser shall be deemed to be in default hereunder, the Seller may exercise any such right or remedy as Seller may have, at law or in equity, by reason of such default, including, but not limited to, termination of this Agreement, suspension of performance, enforcement of specific performance, and recovery of reasonable attorney’s fees incurred by the Seller in connection therewith.

11.	Default by the Seller: Purchaser’s Remedies. The Seller shall be deemed to be in default upon the occurrence of any one or more of the following events provided that Purchaser has given Seller written notice of such default and Seller has failed to cure within fifteen (15) Business Days of such notice, any default with respect to obligations or warranties described in Section 11(a), (b), and (c) herein:

a.	The Seller fails to meet or comply with or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, or any other agreement pertaining to this transaction;

b.	Any warranty, representation or statement made or furnished to the Purchaser by or on behalf of the Seller proves to be false in any material respect when made or furnished; or

c.	The dissolution or termination of the Seller’s legal existence, insolvency, business failure, appointment of a receiver, assignment for the benefit of creditors, or the commencement of any proceedings under any bankruptcy or insolvency law of, by, or against the Seller.

In the event the Seller shall be deemed to be in default hereunder, the Purchaser may exercise any such right or remedy as Purchaser may have, at law or in equity, by reason of such default, including, but not limited to, termination of this Agreement or enforcement of specific performance, and recovery of reasonable attorney’s fees incurred by the Purchaser in connection therewith.

12.	Force Majeure. In the event that performance by either party of any of its obligations under this Agreement (other than the payment of monies) shall be interrupted by an act of God, by an act of war, riot, or a civil disturbance, by an act of state, civil or military authority, or any political subdivision or agency thereof, by strikes, fire, flood, hurricane, or by the occurrence of any other event beyond the reasonable control of either party hereto, and which by the exercise of due diligence could not reasonably be prevented (each an “Event of Force Majeure”), such party shall be excused from such performance for an amount of time reasonably necessary for such party to recover from the effects of such Event of Force Majeure. A party claiming an event of force majeure shall, as soon as reasonably practical, notify the other party in writing of such event and the anticipated duration of such event.

13.	Permissible Delays. In addition to Force Majeure events described herein, delivery may be delayed for an equal amount of time caused by any such delay if:

a.	The Purchaser provides a written change in specifications or time of delivery of the Rig and Work;

b.	Any inspections or tests are required for certifications which are not included or contemplated in this Agreement;

c.	There is a delay in delivery of Purchaser-supplied equipment, if any, not caused in whole or in part by Seller, or a delay caused by repair or servicing of any Purchaser-supplied equipment;

d.	There is a Change Order Delay; or

e.	There is a delay caused by weather conditions which render the Work unsafe, impracticable, or incapable of being performed safely in the determination of the job superintendent (Seller shall maintain a written log of the weather conditions which pertain to this issue and shall promptly provide the Purchaser with written notice of any delay caused by weather conditions); (collectively “Permissible Delays”).

14.	Title. Title to the Rig and the Work shall remain with Seller until Acceptance and payment in full.

15.	Warranty and Limits of Liability. The Seller’s Warranty and Limit of Liability is set forth in its Standard Terms & Conditions of Sale attached hereto as Exhibit F, and is incorporated herein for all purposes.

16.	Indemnity by the Purchaser.

a.	The Purchaser agrees to be liable for, indemnify, defend and hold the Seller and its affiliates (the “Seller Group”) and the property of the Seller Group, including, but not limited to, the Rig and Work, free and harmless from any and all claims, charges, liens, mortgages, lis pendens, attachments, security interests, causes of action, judgments, or any other encumbrances with respect to and resulting from (i) any breach of this Agreement by Purchaser, and (ii) any liability of Purchaser.

b.	The Purchaser agrees to be liable for, indemnify, defend and hold the Seller Group harmless from and against any liabilities, costs, claims, expenses, loss or damage to the Seller Group’s property, including the Rig and the Work, caused by the negligent acts or willful misconduct on the part of Purchaser’s employees, third party contractors or agents.

17.	Indemnity by the Seller. The Seller agrees to indemnify, defend and hold the Purchaser and its affiliates (the “Purchaser Group”), and the property of the Purchaser Group, including, but not limited to, the Rig and Work, free and harmless from any and all claims, charges, liens, mortgages, lis pendens, attachments, security interests, causes of action, judgments, or any other encumbrances with respect to or resulting from (i) any breach of this Agreement by Seller, and (ii) any liability of Seller.

18.

Insurance. The Seller shall keep the Rig and Work, except Purchaser supplied equipment, if any, insured for all risks customary for this type of Rig and Work, including liability coverage, for a minimum of the full amount of the Purchase Price, from the date of execution of this Agreement until Acceptance. The Seller, upon written request of Purchaser, shall provide Purchaser with proof of insurance and all renewals thereof.

Notwithstanding the foregoing the Purchaser is responsible for negligent acts or willful misconduct on the part of its employees, third party contractors, or agents in connection with the completion of the Rig and Work.

19.	Commissioning. Seller shall supply, at its cost, two men (one Rig-Up Supervisor and one Electrical technician) for up to fourteen (14) Calendar Days (travel time to be included in calculation of said days), as required, to provide technical advice to commission the Rig at its first drilling location. Purchaser will be responsible for all reasonable and customary travel, lodging, meals, incidentals and expenses associated with the trip. In the event that Purchaser requests one or both of Seller’s representatives to stay for more than the fourteen (14) Calendar Days, each additional day for each of Seller’s representatives shall be charged to Purchaser as per Seller’s Service Rates as set out in Exhibit G, attached hereto and incorporated herein for all purposes, and Purchaser will be responsible for all travel, lodging, meals, incidentals and expenses associated with the duration of the trip beyond the initial fourteen day period. Such costs will be paid to Seller within fifteen (15) Business Days of Purchaser’s receipt of Seller’s invoice for such charges.

20.	Proprietary and Confidential Information. The parties agree that the information and data exchanged between them is considered proprietary information and confidential. Such information, if disseminated to third parties, would be detrimental to the owner of the proprietary information. Accordingly, each party agrees to take any and all reasonable precautions to restrict the dissemination of such information by its employees, agents or subcontractors.

Information provided by the parties shall not be deemed confidential if such information:

a.	Is already known by the parties;

b.	Is or becomes publicly known, through no wrongful act of a party, but only to the extent made public;

c.	Is rightly received by a party from a third party without a similar restriction and without breach of this Agreement;

d.	Is independently developed by a party without breach of this Agreement:

e.	Is approved for release by a party’s written communication; or

f.	Is required to be disclosed pursuant to court order, order of a governmental agency, or by operation of law after all parties have been notified of the same and given a reasonable time period within which to object to, or prevent by injunctive relief, such disclosure.

During the term of this Agreement or any extension of this Agreement, neither party shall permit access by any nonaffiliated employee or person to the proprietary and confidential information, without the other party’s written permission.

21.	Assignment.

a.	Purchaser may not assign its rights acquired hereunder in whole or in part without the prior written consent of the Seller, such consent not to be unreasonably withheld. Upon assignment by Purchaser as approved by Seller, the provisions of this Purchase and Sale Agreement shall inure to the benefit of and shall be binding upon the respective heirs, successors and assigns of Purchaser. Any assignment not in compliance with this Section 21 shall be void and without force and effect.

b.	Seller may subcontract or assign its rights or delegate duties hereunder without the written consent of Purchaser.

22.	Notices. All notices required or permitted hereunder shall be given and received if personally delivered to each party’s designated on-site representative or sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

a.	If to Seller:

Mr. David J. Godin

Chief Operating Officer

IDM Equipment, LLC

11616 Galayda Street

Houston, Texas 77086

b.	If to Purchaser:

Mr. Christopher D. Strong

President and CEO

Union Drilling, Inc.

4055 International Plaza, Ste. 610

Fort Worth, Texas 76109

23.	Miscellaneous.

a.	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

b.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER

HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

c.	Regardless of whether the transactions contemplated hereby are consummated, and unless otherwise provided for under this Agreement, each party hereto shall pay its own expenses incident to this Agreement.

d.	This Agreement and the Exhibits attached hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the sale and purchase of the Rig and Work and may be amended or supplemented only by instrument in writing executed by both parties.

e.	This Agreement shall be binding upon and inure to the benefit of the Seller and the Purchaser and their respective successors and assigns.
f.	This Agreement is subject to the Seller’s Standard Terms & Conditions of Sale as described in Exhibit F. However, in the event of a conflict between this Agreement and any of the Exhibits attached hereto, the provisions of this Agreement shall prevail.

g.	If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document. All other provisions and the entirety of this Agreement shall remain in full force and effect unless the removal of the invalid, illegal or unenforceable provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be terminated.

h.	This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute but one and the same Agreement.

i.	The failure or delay of either party in the enforcement of its rights set out in this Agreement shall not constitute a waiver of the rights nor shall it be considered as a basis for estoppel either at law or in equity.

j.

For a period commencing at the Date of Agreement and extending until one (1) year following Delivery, Seller and Purchaser agree not to solicit directly or induce any individual in the other party’s employ to terminate the employee’s relationship with the other party, regardless of whom would benefit from such inducement. Ordinary course advertisement/posting of jobs to the general public will not be a “direct” solicitation. It is expressly agreed that if Seller or Purchaser acts in such a manner, the other party would be damaged in a manner and to an extent such that the other party could not be adequately compensated by monetary damages. Seller and Purchaser therefore agree that a party’s breach (or threatened breach) of the obligations under this section may appropriately be restrained by an injunctive order, granted by a court of competent and appropriate jurisdiction. It is expressly understood and agreed by Seller and Purchaser that the terms hereof are contractual and are not merely recitals, that the agreements herein contained constitute a binding obligation upon Seller and Purchaser, and their employees, agents, successors and assigns, and that this provision shall survive the termination or completion of this Agreement.

k.	All skids, structures and mud systems will be fabricated in accordance with ANSI/AWS D1.1 structural welding code. Piping systems will be fabricated in accordance with ANSI/ASME B31.3 pressure piping code.

EXECUTED THE 4th day of January, 2008.

PURCHASER:

UNION DRILLING, INC.

By:	/s/ Christopher D. Strong
Name:	Christopher D. Strong
Title:	President and CEO

SELLER:

IDM EQUIPMENT, LLC

By:	IDM Equipment, Inc.,
its sole and managing member

By:	/s/ Elliot S. Smith
Name:	Elliott S. Smith
Title:	Chief Financial Officer

EXHIBIT A

QUOTATION

IDM Group
11616 Galayda
Houston, Texas
281-447-9000
www.idmequipment.com

E-Mail: b.olsen@idmequipment.com

January 3, 2008

Quotation No.: R071002BO-01 Revision C

Union Drilling, Inc.

4055 International Plaza, Suite 610

Fort Worth, TX 76109

Attention:	Christopher D. Strong

Reference:	1600hp AC Fast Moving Quicksilver Drilling System

Dear Chris,

We are pleased to offer the following for delivery 22 to 24 weeks after receipt of the signed approved contract and the initial deposit:

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
		IDM EQUIPMENT 1600HP QUICKSILVER DRILLING RIG

Drawworks, Mast, Substructure and accessories to be supplied per the following;

•      Mast, Crown and substructure to comply with API spec 4F.

•      Crown sheave assemblies comply with API spec 8A.

•      Traveling Block API 8A

•      Drawworks and Rotary Table will comply with API 7K

•      Designed to 0ºF (-17.8ºC) thru 104ºF (40ºC) ambient

		SECTION (1)

		DRAWWORKS, MAST, SUB AND ACCESSORIES		$ 3,932,820.50

1.	1	NEW IDM-1600 1600HP AC DRAWWORKS		Included

		New IDM-1600 AC Drawworks (DW), supplied complete;

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE

IDM-1600, Drawworks rated at 1600 nominal hp per the following;

a.      1600hp input power

b.      Heavy duty sub skid to match to Mud Boat

c.      Heavy duty Drawworks shell with guards & covers

d.      Heavy duty drum sized for the application and grooved for 1-3/8” Drill line

e.      One (1) integrated HPU

f.       One (1) Disc Parking Brake complete with controller

g.      Configured to operate with one AC traction motor

Drive Assembly;

Electric motor drive arrangement with one (1) New Ward Leonard AC traction motor 1500hp Drawworks duty motor to include one (1) 20hp blower complete with junction box.

Drawworks controls are mounted in the driller’s cabin. The IDM-1600 AC Drawworks mounts on the Mud Boat and is designed to be transported on the Mud Boat.

		Manufactured:	IDM Equipment

		Country of Origin:	US

		Model Number:	IDM-1600

2.	1	MAST ASSEMBLY			Included

IDM, freestanding vertical, triple telescoping, hydraulically raised Mast Assembly complete with 136’ clear height, 750,000 lb. static hook load capacity, strung on 12 lines with 13’ x 9’ base, ladders, lighting and crown assembly.

The mast is designed to be telescoped out horizontally using a tandem axle truck, and retracted in horizontally utilizing the mast dolly mounted drill line spooler. The mast will remain mounted on the 4-axle removable dolly complete with integrated hydraulically operated drill line spooler assembly for transportation.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

The drill line spooler integration into the mast dolly facilitates the mast being transported with the traveling assembly remaining strung. The traveling block and hook assembly are designed to be transported in the mast assembly secured in the traveling assembly cradle.

The mast raising cylinders, two (2) hydraulic cylinders, are mounted on the mud boat during transportation and are utilized for handling and operation of the mast during the raising and lowering procedure. The make-up and breakout assembly is supplied complete with hydraulic cylinders mounted in the mast and drill floor level sheave assemblies complete with all the necessary hydraulic hoses, fittings, and valves for operation.

The crown assembly is supplied complete with a main cluster consisting of five (5) 36” diameter sheaves grooved for 1-3/8” wire line, a fastline sheave consisting of one (1) 42” diameter sheave grooved for 1-3/8” wireline, a tandem deadline sheave arrangement consisting of one (1) 42” diameter sheave and one (1) 36” diameter sheave, each grooved for 1-3/8” wireline all arranged to accommodate a six (6) sheave traveling block. Additional features include a removable fifth wheel plate mounted on the front side of the crown frame, 42” high handrails, bumper blocks, padeyes for block suspension line, tugger sheaves and top drive.

The racking board is designed with a racking capacity of 14,400’ of 5” drill pipe and four (4) stands of 6 1/2” Drill Collars. The racking board will be complete with an adjustable diving board, finger covers for the driller’s side fingers, a 1500 lb. pull back winch and mount, a SALA block, safety chains on each finger, 78” handrails, racking board frame and a ladder landing platform with handrails.

Two (2) tong counterweights complete with buckets, guides, blocks and wirelines are to be included. Padeyes are to be mounted in the mast intermediate section.

Two (2) M491 or equal tugger sheave units grooved for 9/16” diameter wireline.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE

Escape line, 9/16” x 1.5 x mast height with padeye and shackle.

Hydraulic line spooler supplied with and designed to accommodate line designed to facilitate the stringing process.

The mast will contain all the necessary drive pins and bolts for assembly.

		Manufacture:	IDM Equipment

		Country of Origin:	US

		Model Number:	QDS-1600M

Note: Mast is to be supplied Top Drive ready with a hinged safety platform for Top Drive rig up.

3.	1	DRILL LINE SPOOLER			Included

One (1) Tulsa Power Drill Line Spooler complete per the following;

•     Material: 1-3/8” Diameter Wire Rope

•     Material Length: 7,500 ft.

•     Pneumatic

Model TUAF-30-DLS Tailboardable Drill Line Spooler

•     Construction: Heavy-duty oil field steel I-beam base and tubing frame and uprights.

•     Anti-skid steel plate to top surface of frame.

•     Frame includes 4 point lifting eyes and forklift pockets.

•     Solid shaft includes heavy-duty drive arm with solid shaft.

•     Bearings: Oil impregnated bronze bearing material shaft supports with grease nipples and grease paths.

•     Air Motor: An air motor transmits torque to the drive arm through a suitable gear reducer. Air Motor and brakes to run off rig air supply. Fittings mounted to inlet line with quick disconnect. Pl. specify the size of connections at the time of placing the order.

•     Control: Dual directional modulating hand valve with pressure gauge valving for speed and direction control. Controls include SS labels.

•     Brakes: pneumatically operated brake with caliper and brake pads to provide hold back tension. Regulator provided.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
• Guards: Guards to protect drive components and controls. • All welds are seal welded. • Tailboardable

4.	1	TRAVELING ASSEMBLY			Included

One (1) New Traveling Block assembly complete per the following; • One (1) 400 Ton Traveling Block with five (6) 42” sheaves, sealed bearings grooved for 1-3/8” Drill line

		Manufacture:	IDM or Equal

		Country of Origin:	US

		Model Number:	TBD

5.	Lot	TELESCOPING SUBSTRUCTURE			Included

The Telescoping Substructure is supplied complete per the following:

The hydraulically raised Substructure is supplied complete with a 22’ drill floor with 18’- 4”s of clear working height under rotary beams. The substructure has a casing capacity of 750,000 lb. and setback capacity of 400,000 lb. for a combined setback and rotary capacity of 1,150,000 lb.

The structure is supplied with, checkered floor plate, safety handrails with toe-boards for working floor and V-door ramp.

BOP Trolley beams to extend to the front of the rig – under the V-door.

Features:

•     The Drill floor area is 21.5’ x 40’

•     The Independent rotary drive is built into substructure.

Three (3) sets of stairs from working floor, two (2) to the ground and one (1) to the trip tank landing complete with handrails.

One (1) Mousehole to be included for Range II pipe.

One (1) Rathole to be included for Range II pipe.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
One (1) receptacle for customer-supplied iron roughneck. Est. Substructure Dim.: 40’ long x 12’ wide Est. Substructure Dim.: 40’ long x 8’ wide

		Manufacture:	IDM Equipment

		Country of Origin:	US

		Model Number:	QDS-1600-S

Note: The sub is to be supplied with square tube hand rail wind wall extensions. The sub is to be supplied with tarp rails and anchors for the Norseman tarp system (customer supplied) for the sub structure.

Note: The diagonal braces in the main sub section are to be designed for forklift removal during rig moves. They cannot be removed until after the sub is loaded on to the transportation trailer.

Note: The diagonal braces must be installed on the substructure prior to moving the component. The substructure cannot be moved or loaded or unloaded without the diagonal braces installed and pinned in the transportation position.

6.	Lot	INDEPENDENT ROTARY SYSTEM			Included

New Rotary system complete with drive shaft, universal joints and hardware and one (1) 27.5” Rotary table rigid box-type base cartridge type pinion shaft assembly with roller bearings turntable locking-dog with selection of permanent lock in both directions. Heat treated spiral bevel gear and pinion precision alloy-steel main table ball bearing and upper thrust ball bearing, centralized oil and grease lubrication.

Independent rotary drive system complete with one (1) new 1150/1500hp AC Traction motor. One (1) new 15 hp Blower complete with air ducting to rotary motor.

One (1) Rotary Master Bushing

One (1) Pneumatic Inertia brake system

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
		Manufacture: Country of Origin: Model Number:	IDM (American Block) US (US Rotary Table) TBD

Note: The Rotary drive system (traction motor and drive assembly) is to be designed for forklift removal.

7.	Lot	CATWALK & V-DOOR		Included

The single piece 5’ wide x 18” high x 52’ long Catwalk is supplied complete with a lay down post and the V-Door pipe ramp is 5’ wide complete with two (2) 4” rail pipes and a 3/8” flat plate on ramp.

8.	Lot	PIPE RACKS		Included

18” high x 28’ long triangular pipe racks composed of 5” pipe with 3/4” plate legs (12-total).

9.	1	HAWKJAW T-REX 6080		Included

		Torque: Tool Joint Size Range: Spinner Size Range: Hydraulic Requirements: Air Requirements: Connection Height: Rotation: Tilt:	65,000 Ft/Lbs 3.5” O.D. – 8” O.D. 3.5” O.D. – 8” O.D. 2,500 PSI @ 2035gpm 100 PSI @ 2 – 10cfm 30 – 60” 270 degrees +/- 15 degrees

The T-Wrex 6080 make-up/break-out system from HAWK Industries is based upon the proven performance, reliability and safety of the HAWKJAW system, but in a pedestal mounted and remotely operated configuration. Ideally suited for the harsh environments of offshore drilling, as well as land-based applications, the T-Wrex 6080 is a safe and efficient system that can significantly reduce trip time as well as various other operations.

•     Improved trip time by as much as 40% in most applications

•     Remote console for remote operation

•     Increased safety and efficiency

•     Preset torque regulator ensures proper make-up torque on each joint

•     Low torque warning system prevents under torqued connections

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

•     Spins and torques in less than 15 seconds in most applications

•     Fits all pipe sizes within the working range of the tool

•     No jaw or die changes required for different pipe sizes

•     Hydraulically rotated from mouse hole to rotary

•     Tilt adjustment for mouse hole operations

•     Applications include

•     Coring Running / Pulling

•     Casing Milling / Cutting

•     Tripping Drill String

•     Workover Trips

•     Sidetrack / Re-entry’s

•     Simultaneous Operations

•     Drill string components during idle time

•     Initial and additional pickup/ laydown of drill string

•     Logging operations

•     Cementing operations

10.	1	MUD BOAT		Included

		One (1) Mud Boat complete with a fabricated steel structure, tubing Mast dolly guides, Deadline anchor mount, hydraulic Mast leveling cylinders and support structure, Mast guides and raising padeyes.

Est. Mud boat area:	13’ 5-1/2” x 51’-7”

Est. Weight:	35,000 lbs.

Manufacture:	IDM Equipment

Country of Origin:	US

Model Number:	QDS-1600MB

11.	1	DEADLINE ANCHOR	Included

One (1) new deadline anchor for use with 1-1/4” wire rope, 100,000lb. Deadline load. Note: Deadline Anchor is mounted on the Mud Boat.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
		Manufacture: Country of Origin: Model Number:	Hercules US HA-131T

12.	1	HPU SKID ASSEMBLY			Included

The Quicksilver Drilling System has the Rig HPU and Diesel Powered HPU mounted on a 10’ wide x 40’ long oilfield type skid complete with hitch, high pressure piping, low pressure piping, hydraulically raised integrated grasshopper and lighting fixtures.

Hydraulic Power Unit Package – Rig HPU package complete with 75 HP electric motor hydraulic pump, Cummins Model B3.3T 4-cylinder diesel power unit package with commercial shearing gear pump, all necessary valves, hoses, fittings, quick disconnects and 40-gallon fuel tank with bank valve for substructure/mast and driller’s cabin elevation. Package to include one (1) 1200 gallon reservoir tank.

Note: The HPU system is to be supplied with Low Temperature service hydraulic fluid.

Retractable Cable Tray – One (1) QDS retractable cable tray mounted on the HPU skid assembly complete with all the necessary power and control cables, hoses, fittings, quick disconnects and connectors. This retractable cable tray is designed to accommodate skidding the QDS 100’ from the initial well location.

13.	1	STANDPIPE ASSEMBLY			Included

		New 5” single standpipe assembly with clamps installed on off-driller’s side to including welded on type unions with schedule XXH piping.

14.	1	STANDPIPE MANIFOLD ASSEMBLY			Included

		New 5”, 5,000 lb. W.P. standpipe manifold assembly with connections for one (1) 2”, 5000psi pressure gauge, one (1) 2”, 5000psi kill/fill line and two (2) 2” welded connections for mud pump sensors. Welded type unions, Demco valves and schedule XXH piping to be utilized.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
15.	1	STANDPIPE LINE		Included

		New 5”, 5000psi standpipe line running from manifold to bottom of substructure. Single line comprised of 1002 5000psi unions.

16.	1	KILL LINE KIT		Included

		One (1) 2-10M manual valve and one (1) 2-10M kill line hose to run from the standpipe manifold to the stack.

17.	1	FLOW LINE		Included

Bell Nipple, 10” Flowline from the bell nipple to the shaker and the kill line kit assembly complete.

Note: The flowline is to include an air drilling bypass. The flow line is to be provided capable of drilling five wells on 20’ centers.

		TOTAL SECTION 1		$ 3,932,820.50

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
SECTION (2)

		HIGH PRESSURE MUD SYSTEM & ACCESSORIES			$ 1,329,566.15

HP Mud System and accessories is to be supplied per the following;

1.	2	MUD PUMP			Included

New single acting 1600hp slush pump complete with the following;

Fully enclosed fabricated steel power end, double extended pinion shaft, self-aligning spherical main and pinion shaft bearings, roller bearings at crank and crosshead end of connecting rods, shim-adjustable and replaceable crosshead guide, oil-bath and positive flow lubrication systems, electric motor-driven, external circulating lube oil pump and filter with ac motor, oil gauge and associated piping. Fluid-end module’s, suction and discharge manifolds liner flushing pump and reservoir includes AC electric motor, piping, manifold and hose. Companion flange for suction manifold 8” suction strainer.

		Manufacture:	TBD

		Country of Origin:	China

		Model Number:	TBD

2.	2	PUMP SKID UNITIZATION			Included

Mud Pump unitization complete per the following;

Structural steel three-runner skid and one (1) belt drive assembly with guard and drive sheaves. Structural steel motor sub-base with one (1) adjustable motor base plate’s all mounted on master skid. One (1) removable roof complete with lighting and integrated cable system.

		Manufacture:	IDM Equipment

		Country of Origin:	US

		Model Number:	N/A
Note: Tarp rails are to be mounted on the roof and skid on the exterior wall areas based on the location layout.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
3.	2	SUPERCHARGING PUMP			Included

Supercharging pump assembly complete;

5 x 6 x 11 centrifugal Mission Magnum pump with mechanical seal mounted on an oilfield base type skid with coupling, OSHA compliant coupling guard and 40 hp, 1200 rpm, 480 volt, 3-phase, 60hz AC motor.

		Manufacture:	TBD

		Country of Origin:	TBD

		Model Number:	TBD

4.	lot	SUCTION SYSTEM			Included

New Suction system complete for two (2) pumps as follows:

Mount two (2) charging pumps on existing mud pump skid extension. Provide two (2) 8” suction lines from suction valves in mix tank, strainer, suction dampner and suction tank to the mud pumps utilizing hoses to suction manifold. Provide suction connection for supercharger pumps from suction lines. Manifold supercharger pump discharge for charging triplex pump.

Note: Hoses are to be used between the suction piping on the suction tank and the mud pump skid suction piping.

5.	2	DRIVE MOTORS ASSEMBLIES			Included

Electric motor drive assemblies complete with one (1) new AC 1500/1830hp traction motor per Mud Pump. Motor to include one (1) 20 hp blower, junction box.

		Manufacture:	TBD

		Country of Origin:	US

		Model Number:	TBD

6.	2	PULSATION DAMPNER			Included

New Pulsation Dampner per the following; 5000psi maximum service pressure, 20-gallons surge capacity, 4” API 5000 ring joint connection.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
		Manufacture:	TBD

		Country of Origin:	China

		Model Number:	TBD

7.	2	RELIEF VALVE			Included

		3” relief valve, manual reset type, 1500-6000psi with welded connections.

		Manufacture:	NOV

		Country of Origin:	US

		Model Number:	TBD

8.	2	PRESSURE GAUGE			Included

		Pressure gauge, 0-6,000psi range with 2” line flanged connection.

9.	2	STRAINER ASSEMBLY			Included

		Strainer assembly 5” API 5000 lb. Studded outlets.

10.	1	HIGH PRESSURE MUD SYSTEM			Included

One (1) 5”, 5,000psi WP high pressure mud delivery system for two (2) mud pumps as follows:

Provide one (1) 5” schedule XXH lines complete with hammer unions at break points from bottom of substructure to mud pumps via vibrator hoses.

Note: All hammer unions are to be of US manufacture.

11.	3	VIBRATOR HOSES			Included

		4” ID, two (2) 12’ and one (1) 20’, 5000 lb. working pressure with 5” API connections for connection of mud pumps to above high pressure mud lines.

		TOTAL SECTION 2, MUD PUMPS			$ 1,329,566.15

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
		SECTION (3)

1.	1	IDM POWER & AC CONTROL SYSTEM		$ 3,788,862.35

		New IDM model 2400 AC system designed to the following; • The Control System is designed to API RP 500.

2.	1	IDM AC VFD CONTROL SYSTEM		Included

New IDM Power/Control House Skid: Model CH-VFD-3A3210 Model VFD3A3211 system is designed to operate the following major equipment:

•     Three (3) Caterpillar D-3512C SCAC diesel electric land engine rated at 1476hp @ 1200rpm;1365kw 1950KVA 600 volt, 60 hertz generators

•     One (1) 1600 HP Drawworks (DW) with one (1) 1500/1830 HP AC Traction Motors

•     27.5 Rotary Table(RT), 800HP with one (1) 1150HP AC Traction Motor

•     Top Drive (TD), 800HP with one (1) 1150HP AC Traction Motor

•     Two (2) Mud Pumps 1600hp MP with one (1) 1500/1830hp AC traction motor each

One (1) approximately 12’ wide x 11’6” high Power/Control House with plug panels and two (2) 10-ton air conditioning system is installed on a oilfield type skid. The following are either housed within the Power/Control House or installed on the skid:

Three (3) Generator Cubicles

-        Ground Fault Detection System

-        Diesel Engine Battery System

-        Power Limit Circuit

-        Woodward Generator control modules

Two (2) 3600A Three Phase Diode Converters

Two (2) 1200HP (Dual 600HP) Variable Frequency Drives, 4 Quadrant PWM Inverter for TD and RT.

Three (3) 1600HP (Dual 800HP) Variable Frequency Drives, 4 Quadrant PWM Inverter for DW, MP1 & MP2.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE

One (1) PLC Cabinet and one (1) HMI station with Communications Interface between the VFD Control House and Driller’s Cabin

600 VAC Distribution

-        One (1) 600:480 1000 KVA Transformer Feeder Breaker

-        One (1) 480:220 112.5KVA Transformer Feeder Breaker

480 VAC Distribution

-        11 (11) Sections of 480VAC Motor Control Center (MCC)

Intercom Federal Signal 310XMV Audio Master, units are to be mounted in the Driller Cabin, Racking Board and the Control house.

All lighting is to be 220V.

Note: The Top Drive (TD) power and control cables and connectors are to be supplied from the control house to drillers cabin and TD Junction box at the drill floor.

		Manufacture:	IDM Equipment

		Country of Origin:	US

		Model Number:	Model CH-VFD-3A2310

3.	1	DRILLERS CABIN/PARTS ROOM			Included

12’ wide x 27’ long x 7’ clear ceiling height with 3’ porch on one (1) end. Driller’s cabin walls are fabricated of 12-gauge insulated panels and the crimp wall parts room is open to the drill floor.

Drillers Cabin House includes:

Two (2) personnel doors

One (1) side walkway

One (1) air conditioner/heater

Three (3) interior lights

One (1) set fixed glass windows

Parts Room includes:

One (1) set of shelves

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

One (1) work bench

Two (2) interior lights

Two (2) 220 outlets

Driller’s cabin/Tool room is to be unitized with master skid and will be elevated to drill floor height by hydraulic cylinders.

10’ wide x 50’ long raising skid to accommodate driller’s cabin, parts room and the BOP Accumulator.

Controls and indicators located on the operation consoles include:

Three (3) Hand Throttles:

1.      Mud Pump 1

2.      Mud Pump 2

3.      Rotary Table

4.      Drawworks

One (1) Joystick for Drawworks

Seven (7) Selector Switches

1.      Mud Pump 1 “ON – OFF”

2.      Mud Pump 2 “ON – OFF”

3.      Drawworks “ON – OFF”

4.      Rotary Table “Reverse-Off-Forward”

5.      Rotary Table Brake “ON-OFF”

6.      Drawworks “Slow-Normal”

7.      Drawworks Hydraulic Brake “Park-Auto”

Two (2) Analog Gauges:

1.      Hook Load

2.      Rotary Torque

One (1) Potentiometer for Rotary Table Torque Limit

One (1) Momentary Pushbutton for “Drawworks Limit Override”

Two (2) Pushbuttons:

1.      Rig HPU “Start-Stop & ON light”

2.      Trip tank “Start-Stop & ON light”

Two (2) Emergency Shutdown pushbuttons:

1.      Power/Control House emergency shutdown (VFD’s Shutdown)

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

2.      Drawworks emergency shutdown (Drawworks VFD Shutdown)

Controls and Displays provided by the PLC/HIM system:

One (1) Siemens S7-300 PLC system contains the following:

•     CPU module

•     I/O modules

•     Communication modules

•     Interfaces to all the control system components

Software design, configuration and programming of PLC and HMI

Two (2) HMI stations with touch screens will provide controls, status monitoring, data acquisition and management for the followings:

1.      Drawworks

2.      Mud pumps

3.      Auto driller

4.      Crown floor stops

5.      Rotary table

6.      Drives

7.      Top drive (optional)

8.      Alarms/shutdowns

9.      System data

The indicators and controls displayed on the HMI screen will include:

1.      Generators

a.      Run / Stop

b.      Online / Offline

c.      KW, KVA, VOLTS, HZ

d.      RUN TIME

2.      Mud Pumps

a.      Digital/Analog control

b.      Pump pressure max set point

c.      Strokes set point

d.      On/off status

e.      Make Connection Pause

3.      Drawworks

a.      Crown Floor Stops

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE

b.      Block Position

c.      HI/LOW speed

d.      Park Brake

e.      Power Limit

4.      Auto Driller

a.      Weight on Bit

b.      Rate of Penetration

c.      Hook load

5.      Rotary Table

a.      Torque Set point

b.      Actual Torque

c.      Speed (RPM)

d.      Automatic Torque Release

e.      Park Brake

6.      Drives

a.      On/off status

b.      MAX RPM

c.      Actual rpm

d.      Voltage

e.      Current

f.       KW

g.      Torque

7.      Alarms

a.      Drive lockouts

b.      Motor Overtemp

c.      Blower / Auxiliary Equipment Fault

d.      Crown Floor Exceeded

e.      Bearing oil Pressure Failure

f.       Brake Limit Switch Fault

g.      Over speed Fault

Electronic/Auto Driller:

One (1) IDM Electronic Driller controls the drilling operation by utilizing the regenerative ability of the AC Drawworks. The electronic driller provides weight on bit (WOB), rate of penetration (ROP), Rotary torque control and monitoring.

		Manufacture:	IDM Equipment

		Country of Origin:	US

		Model Number:	Model DC-1608D-A210

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
4.	3	DIESEL ENGINES		Included

New Caterpillar D-3512C SCAC diesel electric land engine rated at 1476hp @ 1200rpm;

Air inlet system

Aftercooler core, corrosion resistant air cleaner, heavy dessert duty, with soot filter service indicators

Control system

Caterpillar ADEM II electronic engine control left hand

Radiator cooled land based:

Outlet controlled thermostat and housing jacket water pump gear driven dual outlet Aftercooler fresh water cooling pump (SCAC), gear driven centrifugal SCAC pump circuit contains a thermostat to keep the aftercooler coolant from falling below 30 deg c (85 f).

Exhaust system

Exhaust fittings, flexible, 203 mm (8 in) Exhaust flange, weldable, 356 mm (12 in) Exhaust manifolds, dry Dual turbochargers with watercooled bearings

Flywheels and flywheel housings

Flywheel, SAE no. 00 flywheel housing, SAE no. 00 SAE standard rotation

Fuel system

Fuel filter fuel transfer pump flexible fuel lines fuel priming pump, left hand electronically controlled unit injectors

Instrumentation

Electronic instrument panel, left hand analog gauges with digital display data for:

Engine oil pressure gauge engine water temperature gauge fuel pressure gauge

System DC voltage gauge air inlet restriction gauge exhaust temperature (prior to turbochargers) gauge fuel filter differential pressure gauge oil filter

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

differential pressure gauge service meter (digital display only) tachometer (digital display only) instantaneous fuel consumption (digital display only) total fuel consumed (digital display only) engine start-stop (off, auto start, manual start, cool down timer)

Lube system

Crankcase breather oil cooler oil filter shallow oil pan oil pan drain valve, 2” npt female connection lubricating oil, SAE 10w30, caterpillar DEO (cg4) 643 l.

Mounting system

Rails, mounting, floor type, 254 mm (10 in)

Power take-offs

Accessory drives upper right hand, lower left hand front (available for PTO usage)

front housing, two-sided

Protection system

ADEM II monitoring system provides engine de-ration, alarm, or shutdown strategies protect against adverse operating conditions. Selected parameters are customer programmable. Status available on engine mounted instrument panel and can be broadcast through the optional customer communications module or programmable relay control modules (s). initially set as follows:

Safety shutoff protection, electrical: oil pressure, water temperature, overspeed, crankcase pressure, aftercooler temperature. includes air inlet shutoff, activated on overspeed or emergency stop. alarms, electrical: ECM voltage, oil pressure, water temperature (low and high), overspeed, crankcase pressure, aftercooler temperature, low water level (sensor is optional attachment), air inlet restriction, exhaust stack temperature, filter differential pressure (oil and fuel). Derate, electrical: high water temperature, crankcase pressure, aftercooler temperature, air inlet restriction, altitude, exhaust temperature. emergency stop push button, located on instrument panel.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE

Starting system

Air starting motor, right hand, 620 to 1034 kpa (90 to 150 psi), left hand control air silencer 12” low profile muffler attached to underside of roof with exhaust piping. Muffler and exhaust piping will be covered with a heat resistant blanket.

Pony skid and hardware for mounting of engine and generator

Radiator

Radiator has two circuit cooling for engine jacket water and aftercooler. Includes:

The 50hp independently driven reversible blower fan designed to exhaust the heat in the summer and pull it in during the winter. The unit is supplied complete with fan drive assembly, fan pulleys, belt guard and fan guard.

Water connections, core guard and fuel cooler.

Note: This radiator with no coolant is good for 122 deg. F (50 deg. C) ambient

Air silencer

12” low profile Hospital grade muffler attached to underside of roof with exhaust piping. Muffler and exhaust piping will be covered with a heat resistant blanket.

		Manufacture:	Caterpillar

		Country of Origin:	US

		Model Number:	3512C

5.	3	GENERATORS			Included

867 Frame, 2 Bearing, 1750 KVA, 1,225 KW, 600 volt, .7 PF, form wound with class H insulation, 1200 RPM, Includes: Space heater, Bus bar and cable extension box.

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
		Manufacture:	Caterpillar

		Country of Origin:	US

		Model Number:	SR4

6.	3	MOTOR GENERATOR SKID UNITIZATION			Included

Oilfield type skid assemblies complete to accommodate the engine generator to include the following;

Oilfield skid base, 18” wide flange, primary runners with 6” pipe ends oil field type hitch at each end with integrated step, 10’ wide x 31’-6” long roof (curved design) access ladder to roof fuel and air piping with unions for connection of the engines and between skids.

		Est. Dimensions:	10’ wide x 40’

		Manufacture:	IDM Equipment

		Country of Origin:	US

		Model Number:	TBD
		Note: The skid assemblies are to be supplied complete with doors between the radiators and with tarp rails on the exterior walls on the roof and skid on third engine.

7.	2	COMPRESSOR			Included

Sullair 1809 compressor, Rotary Screw compressor complete per the following:

•     25 hp

•     Capacities from 106 acfm

•     Pressures from 125 psig

•     Insulated intake and exhaust louvers

•     High efficiency centrifugal Fan

8.	1	AIR DRYER			Included

		One (1) new Gardner Denver RNC-125 or equal refrigerated air dryer.

9.	1	COLD START			Included

		One (1) Gardner Denver HDRS-3 cold start complete with 9hp Lombardini Diesel, 16.5 CFM @ 125psig.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
10.	2	AIR RECEIVER		Included

		New Air receiver, 240 gallon with pressure relief valve, gauge and piping.

		TOTAL SECTION 3, ELECTRICAL SYSTEM		$ 3,788,862.35

ITEM	QTY	DESCRIPTION		PRICE EA.	TOTAL PRICE
SECTION (4)

1.	Lot	LOW PRESSURE MUD SYSTEM			$ 1,314,615.38

Low Pressure Mud System complete with Two (2) round bottom tanks, one (1) self elevating equipment skid and a total capacity of approximately 1000bbls, tank general construction as follows;

Two (2) 10’ wide x 50’ long x 10’ high with solid removable deck (Mud Cleaning & Suction Tank), one. Deck to come with hinged man-ways in each compartment, fold-over handrails with built-in handrail toe plate, drain outlets, gated mud ditch for easy clean-out. Each skid to be 3-runner, 8’ wide x 50’ long. Triple Linear Motion Shakers, Degasser and Desilter to be mounted on top of a self elevating skid. The self elevating Mud Cleaning equipment skid assembly is to have hinged hand rails. All piping will run on the outside of tanks, within the equipment skid or within 6” of the mud rim. The tank clean-out lines shall manifold together into one (1) pipe for draining fluids into waste pit with fittings down the back of the mud tanks. All agitators will be set inside sump boxes with telescoping light poles and hinged starter mounting arms. Each tank is to be constructed with round bottoms to eliminate the need for mud guns and to reduce settling.

		Manufacture:	IDM Equipment

		Country of Origin:	US

		Model Number:	TBD

Note: The pump porches are to be supplied with tarp rails.

2.	1	SELF ELEVATING EQUIPMENT SKID			Included

All equipment, Shakers, Desilter and Degasser are mounted on the self elevating equipment skid. The shaker sump aligns and feeds into the mud ditch on the cleaning tank. This skid assembly is supplied complete with the following;

•     Three (3) linear motion shale shaker utilizing Three (3) Four (4) panel linear motion screen decks on a common skid.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
		• One (1) 1000gpm Vertical Vacuum Degasser supplied and installed. • One (1) 16-cone Desilter supplied and installed. • One (1) water connection to Desilter trough • Three (3) shaker slides

3.	1	MUD CLEANING TANK		Included

Mud Cleaning Tank compartments as follows:

•     Approximately 46 bbls. Sand Trap Compartment

•     Approximately 89 bbls. Settling. compartment

•     Approximately 89 bbls. Degas. compartment

•     Approximately 89 bbls. Desilt. compartment

•     Approximately 89 bbls. Centrifuge. compartment

•     Approximately 89 bbls. Active. compartment

The Mud cleaning tank is comprised of five (5) full partitions with top equalizing in between the # 1, 2 & 3 and bottom equalizing valves between # 3, 4, 5, 6 with a header box that allows transfer from the Suction tank to the Mud Cleaning tank. The tank porch is designed to accommodate desilter/desander pump and the Degasser pump is mounted on the item # 2 the self elevating equipment skid, one (1) 1” diameter x 25’ long valved water wash-down hose, 16” x 18” mud ditch with dump gate to each compartment,

•     Three (3) 8” butterfly valve clean-out gates

•     Two (2) 6 x 8 x 14 belt driven Centrifugal pumps with 14” impellers, mechanical seals each powered by a 75 hp, 480 volt, 3-phase, 60 hertz AC motor mounted and mounted on tank porch.

•     One (1) 10” ditch connection to suction tank.

•     One (1) 6” mud mix line connection to suction tank.

•     One (1) water line connection to suction tank.

•     Two (2) 2” water inlets complete with butterfly valves for filling tank compartments.

•     Five (5) IDM equipment 10 hp agitators walkway around shakers complete with handrails.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
4.	1	SUCTION TANK		Included

Suction Tank compartments as follows:

•     Approximately 85 bbls. Pill compartment

•     Two (2) Approx. 194 bbls. Suction compartment

The Suction tank is comprised of two (2) full partition with equalizer valve, porch to accommodate mud mixing and circulation pump, one (1) 1” diameter x 25’ long valved water wash-down hose,

•     Two (2) full partition with top equalizing on the two suction compartments

•     Two (2) belt driven 6 x 8 x 14 Centrifugal pumps one (1) transfer and one (1) mixing with 14” impeller, mechanical seals, powered by a 75 hp, 1800 rpm, 480 volt, 3-phase, 60hz motor

•     Three (3) IDM equipment 10 hp agitators

•     Three (3) 8” butterfly valve clean-out gates

•     Four (4) 6” butterfly suction valves, two (2) in each compartment for mixing system

•     Two (2) 2” water inlets complete with butterfly valves for filling tank compartments.

•     Four (4) 8” butterfly suction valves, two (2) in each compartment for suction system

•     One (1) Caustic Barrel assembly

•     Two (2) combination shower and eye wash stations

Manifolding is designed to suck or discharge from the suction compartment or the pill compartment with either the mixing or transfer centrifugal pump. It is also designed to mix two separate components in separate compartments simultaneously.

5.	1	MUD MIXING SKID		Included

Mud Mixing skid to include the following equipment:

One (1) two (2) runner 10’ wide by 20’ long Mud Mixing skid complete with oilfield type hitch each end, lighting and roof;

•     Two (2) 6” hopper complete with sack table

Note: The skid is to be supplied complete with tarp rails on the exterior walls.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
6.	1	GAS CONTROL & TRIP TANK SKID		Included

Oilfield type skid combination to include the Mud Gas Separator, Choke & Kill Manifold and the trip tanks to be comprised of the following;

Stand landing for access to the top of the Mud tanks from either the ground or the Drill floor.

Trip Tank

One (1) approximately 100 bbls. trip tank complete with one (1) 3x2 centrifugal pump with mechanical seal powered by a 25 hp, 1800 rpm, 480 volt, 3-phase, 60 HZ AC motors and provisions for remote start/stop from drill floor.

Mud Gas Separator

One (1) 1200gpm mud gas separator, 48” diameter and 120” measured vertically from one (1) head seam weld to the other head seam weld. Inlet to be 6” diameter, outlet to be 8” diameter, vent line to be 8” diameter and inspection hatch to be 20” diameter. Separator to be mounted on a framework that allows the separator to lay over during transportation and telescopes to raise the mud gas separator to the operating vertical position providing 10’ of liquid seal. Unit also includes integrated piping to choke manifold.

Choke & Kill Manifold

One (1) dual choke 3-10 x 4-10M manifold with one (1) manual and one (1) Swaco style hydraulic choke complete with remote per IDM Equipments standard design.

		TOTAL SECTION 4, LP MUD SYSTEM		$ 1,314,615.38

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
		SECTION (5)

		HOUSES, TANKS & MISCELLANEOUS EQUIPMENT		$ 1,006,331.76

		System equipment, Houses and Tanks complete per the following;

1.	1	BOP CONTROL SYSTEM		Included

1 Only – 337.5 Gallon Fluid Reservoir, Complete With Baffles, (4) Inspection - Clean Out Ports, Sight Glass, Vent, And Mounted On A Heavy Duty Structural Steel Skid (Checker Plated Accordingly)

Skid Dimensions: 60” Width X 121” Length

Tank Dimensions: 18” Wide X 120” Long X 36” High

12 Only – (11) Gallon, 3000 Psi. W.P. Separator (Bladder Type ) Top Load Accumulators. The Accumulator Shell Is Manufactured From A Single –Piece Of Chrome Moly Steel And Is Free From Joints, Seams Or Welds. The Top Load Design Permits Field Repair Without Voiding The Certification. The Vessel Meets U.S.C.G. And A.P.I. And Other Agency Requirements. It Is A.S.M.E. Certified And May Be Certified By Other Agencies When Requested At Time Of Order

2 Only – 4  1/2” O.D. Accumulator Manifolds. This Is Seamless Pipe With All Welds Being 100% Penetration And Meets Requirements To 4500 Psi. W.P. These Manifolds Are Equipped With An Isolation Valve On One End And Are Free Standing Units, Separate From The Main Skid Unit

1 Only – Positive Displacement Reciprocating Tri-Plex 1” Plunger Pumps ( 11.4 Gpm. @ 3000 Psi. ) With 1  1/2” Suction Line, Y-Strainer, 1” X 5000 Psi. Discharge Check Valve And (1) Pulsation Dampners

1 Only – Polychain And Sprocket Drive Assembly

1 Only – 25 H.P. Motor, 3 – Phase, 480 Voltage.

1 Only – Barksdale Pressure Switch

1 Only – Starter Box Assembly ( Manual – Off – Auto ) Spring Return In Manual Position

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

2 Only – 8  1/2”, 40:1 Pneumatic Pumps With All Isolation Valves, Check Valves And By-Pass Valves ( 10 Gpm @ 1500 Psi. Total )

1 Only – Hydro-Pneumatic Pressure Switch With All Necessary Fittings

1 Only – 1” Filter, Lubricator, Regulator Assembly

1 Only – 1” (5) Station, Hydraulic Manifold, 5 - Station Option

1 Only 1” – Annular Manifold

5 Only – 1” (4) Way, Stainless Steel Fitted, Rotary Shear Seal “Selector” Hydraulic Valves

1 Only - 1” Annular (4) Way, Stainless Steel Fitted, Rotary Shear Seal “Selector” Hydraulic Valve

1 Only – 1” (4) Way, Stainless Steel Fitted, Rotary Shear Seal “By-Pass” Hydraulic Valve

1 Only – 3/4” Full-Flow, Manual Regulator, Stainless Steel Fitted

1 Only – 3/4” Hydraulically Controlled Full-Flow Annular Regulator, Stainless Steel Fitted, Fail-Safe Design

6 Only – Hydraulic Actuators And Mounting Brackets

4 Only – 4” Liquid Filled, Panel Mount Gauges Installed In A Protective Panel ( Accumulator, Manifold, Annular And Rig Air )

1 Only –  3/4” X 3300 Psi. Relief Valve, Self Re-Setting

2 Only – 1/2” X 10,000 Psi. Bleed-Off Valve

1 Only – Weather-Proof Main Hydraulic “Plc” Panel

1 Only – Weather-Proof Plc Cabinet

4 Only – Nitrogen Back-Up Bottles, 2500 Psi, 50 Litre, With Free Standing Mounting Rack

2 Only – Operation / Parts Manuals

1 Only – Charging And Gauging Assemblies With Top Load Extension

Remote Panel: Class-I, Division-Ii

1 Only - Stainless Steel Enclosure With Complete Color Touch Screen, Class-I, Division-Ii, With Pressure Read-Outs In Psi & Kpa ( Accumulator, Manifold, Annular And Rig Air )

Annular Increase / Decrease Controls

No By-Pass Controls On Panel

1 Only - “Hold To Operate” Button

1 Only - “Motor Run” Lighted Indication

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

1 Only – “Lamp Test” Push Button

1 Only – Shear Ram Activation Visual Alarm

Custom Programming On Touch Screen

132 Gallon, 6 – Station, Hydraulic Actuation With Plc Remote Controls ( Class-I, Division-Ii ):

Note: The closing unit is to be mounted on the drillers cabin skid assembly complete in an enclosure with lighting.

2.	1	TOOL HOUSE SKID ASSEMBLY		Included

		10’ wide x (TBD based on the retractable cable tray requirement) long three-runner oilfield type skid with loading hitches containing a parts room complete with lighting, two (2) sliding doors open shelving, plug panel and work bench.

3.	1	DRILL WATER TANK		Included

One (1) Square 500 bbl. water tank with 3” water line to suction tank. One (1) approximately 5’ porch containing two (2) 2 x 3 x 2.5 centrifugal pumps each powered by a 25 hp, 1800 rpm, 480 volts, 3-phase, 60hz AC motor.

Note: The pump porch is to be enclosed complete with lighting.

4.	1	DIESEL FUEL TANK		Included

		500 bbl. Cylindrical Diesel tank complete with integrated Lubester and porch extension containing two (2) Roper AMD 27 pumps each with 3 hp, 1800 rpm, 480 volt, 3-phase, 60hz ac motor. Unit is designed with recovery system on the pump manifold porch, local start/stop and filter.

5.	2	HYDRAULIC WINCH		Included

		PD-12 C handling hoist with safety features mounted. Planetary type hydraulic winch, power in and power out. Automatic fail safe brake, winch controls, includes all piping for the handling winch and Block in Mast, 9/16” wireline, 335’ wireline capacity, maximum pull 8300# means and 12000# bare drum.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
6.	1	MANRIDER HYDRAULIC WINCH		Included

		BGRA hoist with safety features mounted. Planetary type hydraulic winch, power in and power out. Automatic fail safe brake, winch controls, includes all piping for the handling winch and Block in Mast

7.	1	WIRELINE UNIT		Included

One (1) Tulsa Power Wireline Unit complete per the following;

This single drum wireline unit can be deployed for running and retrieving down-hole tools, performing light duty wireline and fishing operations. Compact, lightweight, low maintenance yet fully functional unit housed in a robust frame with control console. A counter head assembly is mounted at the front of unit. Integral forklift pockets and single point lift is provided for ease of crane handling. This ergonomically designed unit with all controls and an unrestricted view of action on the rig floor for the operator is ideally suited for small footprint and lightweight needs. This unit operates off of rig hydraulics.

Construction:

•     Lightweight yet sturdy construction.

•     Single lift frame and forklift pockets.

•     Skid base has provision for easy mounting on drill floor.

•     Guards on all rotating parts.

Drawworks Area:

•     Drum capacity: 20,000 feet of 0.092” wireline

•     Hydraulic transmission and heavy duty hydraulic motor

•     High performance dual drum brake.

•     A traverse, chain driven from a hand wheel on control panel is included in the prices quoted.

•     Drum and draw works frame of steel construction.

•     Guard around front and back of drum.

•     Our design allows for freewheeling.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

Electric Motor & Hydraulic Circuit:

•     An explosion proof motor with start/stop station drives a hydraulic pump. The hydraulic motor is coupled to a gearbox. Hydraulic system is rated for 2500psi operating pressure. Hydraulic system pressure gauge is a part of the system.

•     Levelwind Features and Counterhead System:

•     An automatic level wind assembly c/w depth-measuring device (Counter- included) allows the incoming line to be wound evenly on the reel. Linear bearings on shafts support the remote readout depth-measuring device. The depth counter is at the operator’s console. Please specify English / Metric system at the time of order placement.

•     Counterhead is fitted to traverse in front of drum area

•     Conventional, long service life measurer

•     Imperial measurement available Automatic, hands free traversing feature provided.

•     Depth Counter and Manual levelwind included

•     Tension Type Weight Indicator System (Optional):

•     Martin Decker OR equivalent 0-2000 lb. weight indicator c/w load cells, 50 ft. hose, hydraulic oil and other accessories.

•     Control panel mounted 0 - 2,000 Lbs weight indicator gauge

•     Hydraulic tension load cell

•     Provided with 50 feet of hydraulic hook up hose

•     Hose and load cell storage near front of drum area

•     Operators Control Area:

•     Operator’s control panel includes the following controls:

•     Drum direction, control lever, and speed control valve.

•     Mechanical brake lever for drum.

•     Levelwind hand wheel for spooling

•     Hydraulic pressure gauge

•     Transmission shift lever

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
8.	1	CAMP TRANSFORMER		Included

New 112 kva, 480:220 volt camp Transformer mounted on skid complete with distribution box containing one (1) main breaker box and six (6) 100 amp receptacles to feed six (6) trailers.

Transformer to receive power from the VFD house via one (1) run of cable from VFD Control house to transformer incoming power box.

9.	1	ROTARY HOSE		Included

		4” ID x approximately 75’ (75’ if the Top Drive is selected), 5000 lb. working pressure coupled with 3-1/2” and 5” API connections.

10.	Lot	ACCUMULATOR HOSE		Included

BOP hydraulic control line hose connections.

Eight (8) 1” and two (2) 1-1/2” 30’ hoses, Safety Factor (Hose): 4:1

Construction

Armor : .015 heavy duty Stainless Steel.

Armor Wall: ..031 wall thickness.

Thermal Blanket: 1500°F continuous rating, non-flammable, and non-conductive.

End Connection: 303 Stainless Steel with extra long hex (Carbon Steel also available).

Armor Ferrule: 316 Stainless Steel (Carbon Steel also available).

11.	1	CHOKE & KILL HOSE		Included

		3” ID 10Kpsi Choke & Kill Hose x 48.5ft O/A Length

12.	1	BOP TRANSPORTATION SKID		Included

		11-10M Stack Dolly and transportation skid frame is supplied complete oil field type hitches at each end, two (2) hydraulic cylinders and is designed to accommodate handling, testing the stack and transportation of the stack.

13.	Lot	36MT BOP HANDLING SYSTEM		Included

		One (1) Ingersoll-Rand Lift chain BOP handling system complete with two (2) model number BHS36PA2-17-15 for a total of 36 metric tons of

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
BOP handling system consisting of two 18 metric ton geared Air motor powered hoist and hand geared trolleys, 17’ lift, 1.64 FPM@ 90psi delivery 18 metric ton per hook and two chain falls of chain.

14.	0	OPTIONAL SKIDDING SYSTEM	$ 295,450.00	Not Included

The Skidding system is designed to skid the 1600hp AC QDS longitudinally with a full set back on several possible well center well programs and up to 100’ from the initial well location.

One (1) Mud Skid frame base, one (1) lot of ten (10) skid H beams, 14” beam 26’ long x 10’ wide, two (2) Mud Boat skids, 14” beam 25’ long x 13’ wide, three (3) Drillers Cabin skid welded frames 14” beam 25’ long x 7’5” wide, complete per IDM Equipments standard design hardware . The system is comprised of one (1) set of 4 100T Claw ram assemblies, hoses, control manifold, all connecting pins (double pin locations) and twenty (20) cross members. This option includes two skids designed for storage and transportation of all the cross members, pins, and hydraulic components.

This option includes the HP Mud lines and the stair modifications to accommodate skidding up to 100’ from the initial well location.

15.	lot	ELECTRIC HEATERS		Included

One (1) lot of electric heaters complete with all the required powered cables, connectors and mounts per the following;

•     One (1) electric heater’s mounted on the suction end porch of each mud pump skid assembly (two (2) 16” units).

•     One (1) electric heater mounted in the BOP Closing unit shelter, Hopper skid assembly and the Drill Water tank porch (three (3) 12” units).

•     Two (2) electric heaters mounted in the sub under the drill floor facing the well center area (two (2) 30” units).

•     Two (2) electric heaters with drill floor mounting systems that project into the drill floor area (two (2) 16” units).

•     One (1) electric heater with a temporary mount for the racking board (one (1) 12” unit).

		TOTAL SECTION (5)		$ 1,006,331.76

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
SECTION (6)

		SYSTEMS INTEGRATION & TEST		$ 1,385,129.41

Is all inclusive of all labor and facilities to complete per the following per IDM standard;

1.	Lot	STRUCTURAL & MECHANICAL		Included

The Mechanical Rig-up is base on IDM standard practice and scope of supply and is to include the following;

•     Set and assemble mast and substructure

•     Install all flooring and handrails

•     Install stairs and v-door

•     Set and align rotary table

•     Set and align Drawworks

•     Set driller’s cabin/tool house skid assembly

•     Install mast accessories (racking board, etc.)

•     String up traveling block

•     Set and align mud pumps

Set and align equipment including:

Mud system

Water tank

Fuel tank

Drillers Cabin

BOP Closing unit

Choke & Kill Manifold

Catwalk

Cable trays

Provide pipe, fittings, hoses and valves for following accessory systems:

Water system:

Provide water supply to rig floor washdown

Fuel system:

Provide fuel to feed and return lines from fuel tank to generator sets.

Air system:

Provide air supply for accumulator unit and rig floor air manifold.

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE

Provide hose connections from rig floor air manifold and other floor tools.

Provide air supply to generator set engine starters.

Provide and install the following miscellaneous items:

Two (2) hydraulic hoist stands

One (1) hydraulic boom pole

Tong back-up post

Hose hobbles for vibrator hoses

2.	Lot	ELECTRICAL		Included

All electrical will conform to API RP 500 Guidelines.

Provide and install two (2) 220V mast light strings with fluorescent light fixtures and obstruction light.

Provide and install rig lighting package consisting of fluorescent and metal halide light fixtures for rig floor, mud tanks, utility skids, substructure and doghouse.

Provide and install power and control cable for generators, AC motors, driller’s console and all related functions indicated in this proposal.

3.	Lot	TESTING		Included

Testing will be per IDM standard for all the IDM supplied equipment will include the following;

•     Fill mud tanks with water

•     Provide lube products to all machinery

•     Provide 2000 gallons diesel fuel

•     Circulate water throughout mud system

•     Run air compressors and pressure test air manifold

•     Pressure test all high pressure lines and connections to working pressure

•     Pressure test all low pressure lines to working pressure

•     Circulate through high pressure system for minimum of four (4) hours

•     Run all solids control equipment

•     Load test generators

•     Run all generator sets in parallel

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
• Test all VFD assignments

4.	Lot	PROJECT MANAGEMENT		Included

Project Management services includes the following:

•     Management of the interface between products supplied,

•     Technical coordination,

•     Scheduling,

•     Proactive problem identification and resolution,

•     Contract administration

•     Coordination and assistance

•     Regular project status reporting and planning/scheduling of equipment installation and commissioning.

Project Management Services provides the customer with IDM Equipments resources required to execute, monitor and control major projects in a timely, efficient and cost effective manner.

5.	Lot	COMMISSIONING		Included

Two (2) commissioning technicians; one (1) electrical technician will be available for 30 days and one (1) mechanical will be available for a total of 15 days at the rig up site. Travel and per diem will be charged at cost. An extension of the support will be charged per IDM’s applicable service rate sheet.

6.	Lot	TRAINING		Included

IDM will provide rig up and rig down training during the last six weeks of the project and during final assembly of the rig. IDM will also provide training for the following items during the last four to six weeks of the project at IDM’s facility up to 10 people;

•     Electronic Driller operation

•     Generator Controls operation and maintenance

•     VFD Controls and maintenance

•     Mud system operation

ITEM	QTY	DESCRIPTION	PRICE EA.	TOTAL PRICE
• Mast & Substructure operation and maintenance • HPU operation and maintenance • Drawworks operation and maintenance

7.	Lot	COATING SYSTEM		Included

All equipment is to either be coated per the OEM suppliers coating specification or by IDM’s standard coating specification, (Sandblasted, primed and finish coated with an industrial epoxy polyurethane coating system).

8.	Lot	IDM STANDARD DOCUMENT		Included

IDM Equipments Standard Data Book to include the following sections, as applicable:

a.      Complete list of serial numbers for all serialized equipment

b.      IDM Certificate of Conformance for these items:

i.       Mast

ii.      Crown

iii.    Substructure

iv.     Drawworks

v.      Traveling block

vi.     Rotary Table

c.      IDM Certificate of Compliance for completed rig

9.	Lot	OPERATION & MAINTENANCE MANUAL		Included

Operation and Maintenance manuals, three (3) hard copies and one (1) electronic copy to include the following sections; a. Operation b. Maintenance c. Spares

		TOTAL SECTION (6)		$ 1,385,129.41

		TOTAL PER RIG EX-WORKS		$ 12,757,325.56

TERMS:

This quotation is subject to IDM Equipments Standard Terms and Conditions of sale unless other wise noted and will be held firm for 30 days.

Terms between IDM Equipment and Union Drilling will be that the total of the original contract will be paid to IDM in the following milestones, 35% at order placement at order placement, 40% at completion of the Mast of Substructure Fabrication, Receipt of the Mud Pumps and Engine Generator Skids and 25% at delivery. Prices are in U.S. Dollars and should a wire transfer be elected as a form of payment it would be at no additional charge.

Sincerely,

Barry Olsen
Sales Manager

EXHIBIT B

RIG ACCEPTANCE CERTIFICATE

DATE:

LOCATION:	11616 Galayda Street
Houston, Texas 77086
USA

RIG DESCRIPTION: 1600 hp AC Fast Moving Quicksilver Drilling System

This certifies that the above described Rig has been rigged up and tested in conformity with the original Quotation No. R071002BO-01 Revision C from IDM Equipment, LLC.

ACCEPTED:

UNION DRILLING, INC.

By:
Name:
Title:

EXHIBIT C

BILL OF SALE

IDM EQUIPMENT, LLC (“Seller”), in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration in hand paid to Seller by Union Drilling, Inc. (“Purchaser”), the receipt of which is hereby acknowledged, IDM EQUIPMENT, LLC. (“Seller”) has BARGAINED, SOLD, and DELIVERED, and by these presents does BARGAIN, SELL, and DELIVER unto Purchaser that certain 1600hp AC Fast Moving Quicksilver Drilling System (“the Rig”), and all associated equipment described in the attached Exhibit A, together with all parts and equipment thereunto appertaining, all hereinafter being called the “Rig.”

SELLER MAKES NO WARRANTIES OR GUARANTEES WITH RESPECT TO THE RIG OTHER THAN THOSE SPECIFICALLY CONTAINED IN THE PURCHASE AND SALE AGREEMENT FOR THE RIG BETWEEN PURCHASER AND SELLER DATED                     .

TO HAVE AND TO HOLD unto Purchaser, its successors and assigns, forever; and Seller does hereby covenant that Seller is the sole owner of the Rig and equipment sold and conveyed hereby, free and clear of all liens and other encumbrances; that Seller has the right and authority to sell and convey the same; that all necessary approvals for the sale and conveyance thereof have been obtained; and that Seller does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Rig and the equipment unto Purchaser, it successors and assigns, against the just and lawful claims and demand of all persons whomsoever.

WITNESS the execution hereof this      day of             ,       .

IDM EQUIPMENT, LLC

By:	IDM Equipment, Inc.,
its sole and managing member

By:
Name:	David J. Godin
Title:	Chief Operating Officer

EXHIBIT D

HOURLY AND DAILY LABOR, EQUIPMENT AND FACILITY RATES

EFFECTIVE AS OF JUNE 30, 2007

HOURLY RATES

ENGINEERING & DESIGN	$135.00 USD

SUPERVISORS	$80.00 USD

WELDERS	$70.00 USD

MECHANICS	$70.00 USD

ROUGHNECKS	$60.00 USD

HELPERS	$50.00 USD

ELECTRICIANS	$70.00 USD

CRANE TO 50 TONS WITH OPERATOR	$145.00 USD

FORKLIFTS TO 33,000# WITH OPERATOR	$115.00 USD

FORKLIFTS TO 8,000# WITH OPERATOR	$100.00 USD

OVERTIME RATE TO BE 1.5 X ABOVE HOURLY RATE AFTER 8 HOURS IN THE SAME WORK DAY.

DAILY RATES

RIG-UP PAD DAILY RENTAL RATE	$10,000.00 USD
PER DAY

EXHIBIT E

CUSTOMER CHANGE ORDER FORM

CUSTOMER:
JOB NO.:
CHANGE NO.:
PROJECT:
ORIGINAL PO NO.:
NEW PO NO.
(IFREQ.):

ITEM	DESCRIPTION	SUBTOTAL

PRICE CHANGE:
DELIVERY CHANGE:

IDM AUTHORIZATION	PURCHASER AUTHORIZATION

Print Name:	Print Name:
Signature:	Signature:
Date:	Date:

EXHIBIT F

STANDARD TERMS & CONDITIONS OF SALE

All sales and transactions with IDM Equipment, LLC (the “Seller”) are subject to the following conditions of sale (capitalized terms not defined herein shall have the meaning given to such terms in the Purchase and Sale Agreement):

1. Terms of Payment:

Seller’s domestic terms are net 30 days after the receipt of the Seller invoice. INTEREST WILL BE CHARGED AT THE RATE OF 1-1/2% PER MONTH OR THE MAXIMUM LEGAL RATE; WHICHEVER IS LESS, ON PAST DUE ACCOUNTS AFTER 30 DAYS FROM RECEIPT OF INVOICE. Export terms require a confirmed irrevocable letter of credit to be opened by Purchaser at its sole expense including bank confirmation charges through a prime U.S. bank acceptable to Seller unless otherwise specified. All letters of credit will be in favor of and acceptable to Seller, shall be maintained in sufficient amounts and for the period necessary to meet all payment obligations, shall be irrevocable and issued or confirmed by the bank to Seller within sixty (60) days after acceptance of the order by Seller, permit partial deliveries and shall provide for pro-rata payments upon presentation of Seller’s invoices and certificate of delivery, or of delivery into storage with certification of cause therefor, and for the payment of any cancellation charges. Boxing, cartage, freight, insurance, handling, labor, rental and similar expenses are net cash upon receipt of invoice. All deliveries are ex-works, Houston, Texas, unless otherwise specified in Seller’s sales order or quote. In the event that collection of invoices is placed in the hands of an attorney, Purchaser agrees to pay all costs and attorneys’ fees.

2. Warranty, Remedy, Disclaimer:

Seller warrants that for a period of one (1) year from the date of delivery of new equipment of Seller manufacture (the “Equipment”) shall be free of defects in materials and workmanship under normal use and service, and provided the Equipment is used and maintained in accordance with instructions supplied by Seller. Remanufactured equipment will be warranted for a period of one year, not to exceed fifteen months from collection from Seller. THIS IS SELLER’S SOLE AND EXCLUSIVE WARRANTY. If a defect in the Equipment appears within one year from the date of shipment, and Purchaser has given written notice to Seller of such defect within thirty days from the discovery thereof, Seller will repair or replace the part, at its option, by, at its option, either (a) shipping a similar part FOB shipping point or (b) refunding an equitable portion of the purchase price. Seller may require the return of the defective part within sixty (60) days of failure to a designated Seller location, transportation prepaid to establish Purchaser’s claim. No allowance will be made for repairs undertaken without Seller’s written consent or approval. This warranty applies only to equipment manufactured by Seller and excludes standard equipment maintenance items, hoses, and expendables. Warranties on equipment manufactured by others, if any, are assigned to Purchaser by Seller (without recourse) at time of delivery. Any descriptions of the Equipment, drawings, specifications, and any samples, models, bulletins, or similar material, used in connection with this sale are for the sole purpose of identifying the Equipment and are not to be construed as an express warranty that the Equipment will conform to such description. Any field advisory or installation support is advisory only. THE FOREGOING WARRANTIES ARE SELLER’S SOLE AND EXCLUSIVE WARRANTIES AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER ORAL, WRITTEN, EXPRESS, IMPLIED OR STATUTORY AND NOTHING TO THE CONTRARY CONTAINED IN THE AGREEMENT OR THESE STANDARD TERMS AND CONDITIONS SHALL BE DEEMED TO CREATE ANY ADDITIONAL WARRANTY WHATSOEVER. SELLER MAKES NO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WILL NOT APPLY. SELLER’S WARRANTY OBLIGATIONS AND PURCHASER’S REMEDIES THEREUNDER ARE SOLELY AND EXCLUSIVELY AS STATED HEREIN. Purchaser’s sole and exclusive remedy, whether based upon warranty, contract or tort, including negligence, will be to proceed under this warranty. All liability of Seller shall terminate one year from the date of delivery of the Equipment.

3. Limit of Liability:

A.	SELLER SHALL IN NO EVENT BE LIABLE TO PURCHASER OR ANY THIRD PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR COST OF CAPITAL, LOSS OF REVENUE, COSTS AND EXPENSES INCURRED IN CONNECTION WITH LABOR, OVERHEAD, TRANSPORTATION OR SUBSTITUTE FACILITIES OR SUPPLY SOURCES, RIG COSTS, DRILLING COSTS, ENVIRONMENTAL DAMAGE CLAIMS OR ANY LOSS INCURRED BECAUSE OF INTERRUPTION OF DRILLING OPERATIONS OR AS A RESULT OF PERFORMANCE OF THIS SALES CONTRACT. SELLER’S TOTAL LIABILITY ON ANY CLAIM OF ANY KIND ARISING OUT OF THE AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR NEGLIGENCE SHALL IN NO CASE EXCEED THE PRICE PAID BY PURCHASER FOR THE EQUIPMENT OR PART THEREOF GIVING RISE TO THE CLAIM. SELLER FURTHER DISCLAIMS ALL LIABILITY, WHETHER IN CONTRACT, TORT, WARRANTY, OR OTHERWISE, TO ANY PARTY OTHER THAN PURCHASER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE.

B.	PURCHASER SHALL IN NO EVENT BE LIABLE TO SELLER OR ANY THIRD PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR COST OF CAPITAL, LOSS OF REVENUE, COSTS AND EXPENSES INCURRED IN CONNECTION WITH LABOR, OVERHEAD, TRANSPORTATION OR SUBSTITUTE FACILITIES OR SUPPLY SOURCES, RIG COSTS, ENVIRONMENTAL DAMAGE CLAIMS OR AS A RESULT OF PERFORMANCE OF THIS SALES CONTRACT. PURCHASER’S TOTAL LIABILITY ON ANY CLAIM OF ANY KIND ARISING OUT OF THE AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR NEGLIGENCE SHALL IN NO CASE EXCEED THE AGGREGATE VALUE OF THE PRICE PAID BY PURCHASER FOR THE EQUIPMENT AND ANY APPROVED CHANGE ORDERS OR PART THEREOF GIVING RISE TO THE CLAIM. PURCHASER FURTHER DISCLAIMS ALL LIABILITY, WHETHER IN CONTRACT, TORT, WARRANTY, OR OTHERWISE, TO ANY PARTY OTHER THAN SELLER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE.

4. Payments:

The prices specified are in U.S. currency, payable in Houston, Texas free of all expenses to Seller for collection charges. Pro rata payments shall be made for partial shipments. If delivery is prevented or postponed at Purchaser’s request, or by reason of any other cause set forth in the Agreement, then all dates of payment related to delivery shall relate instead to the placement of such Equipment in storage. Letters of credit or other credit instruments established to provide payment for the Equipment shall make provision for payment as set forth above where delivery is prevented or postponed under such circumstances. Storage of such Equipment shall be at Purchaser’s expense and risk. When in the opinion of Seller the financial condition of Purchaser renders it necessary, Seller may require cash payment or satisfactory security before shipment.

5. Changes and Drawings:

Seller reserves the right to change or modify the design and construction of the Rig and the Work and to substitute other suitable material. Seller is not required to retrofit units in the field because of an engineering change.

6. Patent Indemnity:

Where designs and specifications are furnished by Purchaser, then Purchaser agrees to indemnify and hold harmless Seller against all claims, demands, loss and liability, including costs and fees resulting from actual or alleged infringements of any U.S. or foreign patent, trademark or copyright, by reason of the manufacture of the Equipment or articles called hereunder.

7. Cancellation:

Purchaser may cancel its order only upon written notice and payment to Seller of Seller’s cancellation charges, as outlined herein. Subject to the provisions of this Agreement, including those related to Force Majeure and Permissible Delays, Purchaser may have the option to cancel this Agreement should Delivery be delayed for a period of more than Ninety (90) days beyond the Date of Delivery (the Date of Delivery being the Delivery Date as amended by any and all extensions thereto under the provisions of this Agreement), subject to the Purchaser’s obligation to pay Seller for the pro rata portion of work completed to the date of cancellation with title of all such completed work being transferred to Purchaser by Seller upon receipt of Purchaser’s payment. Equipment or parts of special design, size or materials are not refundable. Written permission must be secured before returning standard equipment or parts, and these returns will be subject to a restocking charge as determined by Seller.

8. Suspension:

If IDM’s performance of the work is delayed for a period of more than six (6) months at the request of Purchaser or by reason of the acts of civil or military authority, or “force majeure”, upon removal of the cause or any such delay performance shall be resumed, delivery will be rescheduled, and the purchase price shall be adjusted to that in effect at the time of resumption of performance subject to such price adjustment clause as may then be applicable. If Purchaser is unwilling to accept the adjustment price and projected delivery date, Purchaser may cancel its order by giving written notice thereof to IDM at any time within thirty (30) days after Purchaser has been informed of IDM’s adjusted price and projected delivery date and upon payment of reasonable cancellation charges specified by IDM.

9. Risk of Loss:

For all sales, risk of loss and title to the Equipment will pass to Purchaser ex works, Seller’s facility in Houston, TX.

10. Taxes:

Purchaser shall pay to Seller in addition to the purchase price, the amount of all Sales, Use, Privilege, Occupation, Excise or other taxes, Federal, State, local or foreign which Seller may be required to pay in connection with furnishing goods or services to the Purchaser. Notwithstanding the foregoing sentence, Purchaser shall have no obligation whatsoever to pay any income, or similar, tax imposed upon Seller as a result of Seller’s receipt of any monies from Purchaser.

11. Government Authorizations:

Purchaser will be responsible for the timely obtaining of all required authorizations, including export licenses, import licenses, exchange permits and all other governmental authorizations, even though such authorizations may be applied for by Seller. Purchaser and Seller will assist each other in every manner reasonably possible in securing such authorizations as may be required. Seller will not be liable if any authorization is delayed, denied, revoked, restricted or not renewed and Purchaser will not be relieved thereby of its obligations to pay IDM for its work.

ALL SALES HEREUNDER WILL AT ALL TIMES BE SUBJECT TO THE EXPORT CONTROL LAWS AND REGULATIONS OF THE UNITED STATES GOVERNMENT AND ANY AMENDMENTS THEREOF. PURCHASER AGREES THAT IT WILL NOT MAKE ANY DISPOSITION, BY WAY OF TRANS-SHIPMENT RE-EXPORT, DIVERSION OR OTHERWISE, EXCEPT AS SUCH LAWS AND REGULATIONS MAY EXPRESSLY PERMIT, OF U.S. ORIGIN GOODS PURCHASED FROM SELLER, OTHER THAN IN AND TO THE ULTIMATE COUNTRY OF DESTINATION SPECIFIED ON PURCHASER’S ORDER AND/OR DECLARED AS THE COUNTRY OF ULTIMATE DESTINATION ON SELLER’S INVOICES.

12. General:

This order will in all respects be construed and be given legal effect in conformity with the laws of the State of Texas, U.S.A. No waiver or modification of the Agreement or these conditions shall be binding upon Seller unless made in writing and signed by a duly authorized representative of Seller. A waiver of a breach of any provision of the Agreement will not constitute a waiver of any other breach hereof. All quotations are subject to change at any time prior to acceptance of an order and expire thirty (30) days from the date thereof.

EXHIBIT G

SERVICE RATES

DATE: SUPERSEDES:	April 1, 2007 January 01, 2001

Service	Rate	Overtime Service (Time over 12 Hrs)	Per Diem	Auto Travel
Service Engineer Domestic	$1,250.00 USD/day	$156.00 USD/Hr	$60.00 USD/day	$0.85 per mi

Service Engineer International	$1,600.00 USD/day	$200.00 USD/ Hr	$100.00 USD/day	N/A

Notes:

•	A purchase order MUST be given prior to the notification of a service engineer to proceed to job. Even if it is a warranty issue this will be determined after service is rendered.

•	Domestic is defined as inside the continental United States.

•	International is defined as outside the continental United States. This includes Alaska, Hawaii, and offshore.

•	Work over 12 hours a day will be charged at the over time service rates posted above.

•	All overtime service rates must be initialed by the Purchaser on the service report.

•	Travel days will be charged as working days.

•	Full day rate will be charged for anything over four hours. Any thing less will be charged at 50% of service rate posted above.

•	Service Engineer will limit time on the job to no more than 16 hours per day. This is Company policy.

•	Chargeable time will start when the service engineer gets the call to go to location. This includes time getting parts, programs, drawings, etc.

•	Time spent “standing by” at Purchaser request will be charged at the day rates listed above.

•

The Purchaser will incur all travel costs related to non-warranty issues / non-warranty service calls. Travel expenses related to warranty issues / warranty services call will be split equally between Purchaser and Seller and shall be due and payable upon Seller’s invoice of the same.

•	Any international flight longer than four (4) hours will be Business class and be charged as such. All other air travel is economy class.

•	All travel expenses will be charged at cost plus 10% administrative fee. This includes flights, hotel, phone, parking, gas, tolls, auto rental, etc.

•	All parts used for repairs and parts requested to stay on location will be charged at current published rates. Shipping cost for said parts will be charged to the customer.

•	IDM is not responsible for third party services, charges, repairs or any other costs requested by the Purchaser.

•	For international service, a deposit of up to 100% of the anticipated costs may be required.

•	International travel must be approved in advance by the Service Manager, IDM Equipment LLC.